Winner Medical Reports First Quarter 2010 Results

•	Q1 2010 Revenue Increased 15.8% to $29.8 Million, Gross margins increased 600 basis points to 31.7%
•	Net Income Increased 165% to $3.9 Million and Diluted EPS Increased 142% to $0.17
•	Sales to the Domestic Chinese Market Increased 212% to $8.1 Million
•	Sales of PurCotton® Products were a Record $2.5 Million, an 199% Increase YOY

SHENZHEN, China, February 10, 2010 /PRNewswire-Asia/ -- Winner Medical Group Inc. (NYSE AMEX: WWIN; "Winner Medical"), a manufacturer of medical dressings, medical disposables and non-woven PurCotton® materials for the medical and consumer products industries, today reported that fiscal first quarter 2010 revenue increased 15.8% to $29.8 million and diluted earnings per share increased 142.9% to $0.17.

First Quarter 2010 Summary

	Q1 FY2010 (In million)	Q1 FY2009 (In million)	Y/Y
Sales Revenue	$29.8	$25.7	15.8%
Cost of Sales	$20.4	$19.1	6.4%
Gross Profit	$9.4	$6.6	42.8%
Operating Income	$4.5	$1.7	159.4%
Net Income Attributable toWinner Medical Group Inc.	$3.9	$1.5	165.8%
Diluted EPS	$0.17	$0.07	142.9%

“Winner Medical delivered strong first-quarter results as our operating numbers were enhanced by accelerating growth in the Chinese market for our Winner® brand and finished medical products, which were further supported by sequential increases by PurCotton® jumbo roll sales,” said Jianquan Li, chairman and Chief Executive Officer of Winner Medical. “Our business is performing well and our domestic and PurCotton® business is on track for strong profit growth this quarter.”

“Looking forward, we will continue to reshape and strengthen our portfolio, by expanding medical products sales into the Chinese marketplace through direct sales to hospitals, distributors and chain drugstores, and launching PurCotton® brand products and opening more PurCotton® trial stores. We expect that these products and sales to the Chinese marketplace will fuel our growth in an increasingly competitive marketplace. We also expect to drive growth this year through key strategic investments funded by our continued strong cash flow,” Mr. Li said.

First Quarter 2010 Highlights

Sales Revenue

Winner Medical reported net revenues of $29.8 million for the first quarter of 2010, a 15.8% increase from $25.7 million in the first quarter of 2009. Net revenues generated from traditional products in the first quarter of 2010 increased approximately 9.5% to $27.3 million from $24.9 million in the first quarter of 2009, primarily driven by increased sales to North and South American customers and Chinese customers. As a component, PurCotton® products sales in the first quarter of 2010 increased approximately 199.2% to $2.5 million from $0.8 million in the first quarter of 2009. The strong revenue was also driven by a large quantity of sales from face masks and protective products as a result of H1N1 both in the Chinese and global markets.

Gross Profit

Gross profit in the first quarter of 2010 increased to $9.4 million. First quarter 2010 gross margins were 31.7%, a 600 basis point improvement from  25.7%  reported in the first quarter of 2009, which  resulted from the Company’s strategy of targeting the Chinese medical market combined with high margin sales of PurCottton® products, as well as from benefits derived from our lean production management and favorable foreign exchange rates.

Operating Expenses

In the first quarter of 2010, the Company reported Selling, General and Administrative expenses of $5.3 million, versus $4.5 million in the first quarter of 2009. This increase was mainly due to increases in transportation expenses for the domestic and export markets, increases in salaries for management and administrative staff and consulting expenses for brand building projects, as well as an increase in the provision for bad debts.

Operating Income

Operating income increased by 159.4% to $4.5 million in the first quarter of 2010, from $1.7 million in the first quarter of 2009.

Income taxes

The Company’s effective tax rate for the first quarter of 2010 was 13.1%, compared to 15.9% in the first quarter of 2009. The lower income tax rate is mainly due to the Company’s subsidiary, Winner Industries (Shenzhen), obtaining the High and New Technology Enterprise Certificate which reduced its income tax rate from 18% to 15% and also due to the fact that another subsidiary, Winner Industries (Huanggang), was entitled to a two-year full exemption from enterprise income tax, and it experienced high sales revenue growth in the first quarter of 2010.

Net Income Attributable to Winner Medical Group Inc.

Net income increased by 165.8% to $3.9 million in the first quarter of 2010, as compared to approximately $1.5 million in the first quarter of 2009. Diluted earnings per share were $0.17 in the first quarter, versus $0.07 per share in the comparable quarter last year. This increase was primarily driven by high demand of PurCotton® products, rapid sales of traditional medical products to Chinese customers and North and South American customers, lean production management and favorable foreign exchange rates.

Other Select Data

Average accounts receivable days outstanding were 40 days in the first quarter of 2010 compared to 45 days in the fourth quarter of 2009.

As of December 31, 2009, the Company had $7.5 million in cash and cash equivalents, compared to $9.5 million as of September 30, 2009. Net cash provided by operating activities and net cash used in investing activities during the first quarter of 2010 were $3.2 million and $2.1 million, respectively. Working capital as of December 31, 2009 was $26.2 million compared to $23.0 million as of September 30, 2009.

2010 First Quarter Operational Highlights

China Medical Market Business Update

Net sales to customers in China totaled $8.1 million in the first quarter of 2010 compared to $2.6 million in the comparable quarter last year, an increase of 212.7%. This significant quarterly sales gain resulted from the Company’s strategy of launching its own brand name Winner® products and selling products through hospitals, distributors, and chain drugstores. The Company has established sales distribution channels in major cities such as Beijing, Shanghai, Guangzhou, Shenzhen, Wuhan, and Fuzhou and has cooperated with 7 out of the top 10 chain drugstores in China which have a combined network of approximately 20,000 locations in almost all major cities. Winner®, as a well-known trademark, was recognized by the Trademark Office of the Chinese State Administration for Industry and is well accepted by the Company’s clients and end customers. The increase of sales within China is also due to orders related to H1N1 protective products. The Company expects to strengthen its sales continuously to the Chinese marketplace, and expects domestic demand to be driven by Chinese medical reforms and increasing demand for high quality medical disposable products.

PurCotton® Business Update

PurCotton® product sales of $2.5 million in the first quarter of 2010 represented a 199.2% increase versus the $0.8 million of sales in the first quarter of the 2009. Sales in the first quarter of 2010 benefited from an increase in PurCotton® raw materials sales (jumbo rolls) to customers in China and Japan who produce consumer products, including sanitary and incontinence products, as well as from the processing of orders for PurCotton® finished medical products, such as operating room towels and sponges for customers in China, Europe, and the United States.

As of December 31, 2009, the first two PurCotton® manufacturing lines were producing at full capacity, with a total production capacity of 200 tons per month. The third and fourth production lines are expected to start production in March and May 2010, respectively. In order to build and market the PurCotton® brand name in China, the Company has set up a wholly-owned subsidiary, Shenzhen PurCotton Technology Co., Ltd., which focuses on selling its PurCotton® branded products through Company owned chain stores. On December 31, 2009, the Company opened its first three PurCotton® pilot chain stores and another two stores were opened on February 8, 2010 in Shenzhen, Guangdong province. Each store sells four lines of PurCotton® branded personal products and healthcare supplies, including PurCotton® baby personal products, feminine personal products, daily home care products and medical care products. The total projected average cost to open each pilot store is approximately $60,000 to $80,000, which includes the lease take-out, a cash deposit, build -out, instruments, inventory stocking and one month salary for sales persons. This is a trial step as the Company enters the retail consumer personal products and healthcare suppliers markets in China. The Company will open more stores depending on the growth of market demand for PurCotton® products. The Company believes that this flagship product will be a significant growth driver and complement to its product portfolio.

Conference Call

Winner Medical's senior management will host a conference call to discuss its first quarter 2010 results and recent business developments.

Date of the conference call: Wednesday, February 10, 2010 (EST)

Time: 1:30pm (Pacific Standard Time) / 4:30pm (Eastern Standard Time) / February 11, 2010 at 5:30am (Shenzhen/Hong Kong Time)

  Dial-in Number: 866-700-6293 (US)
    10-800-130-0399 (South China)
    10-800-152-1490 (North China)
    ###-##-#### (HK)
    +1-617-213-8835 (International)
    Passcode: 33425805.

A telephone replay will be available shortly after the conclusion of the call and will be accessible through February 17, 2010 by calling 888-286-8010 (US) or +1-617-801-6888 (International); Passcode: 30554778.

About Winner Medical:

Winner Medical is a leading manufacturer and the largest exporter by volume in the medical dressing industry in China. Headquartered in Shenzhen, the Company has eight wholly-owned operating subsidiaries and four joint ventures with over 5,000 employees. The Company engages in the manufacturing, sale, research, and development of medical care products, wound care products, home care products and PurCotton(R) products, a nonwoven fabric made from 100% natural cotton. The products are sold worldwide, with Europe, the United States and Japan serving as the top three markets. The Company currently holds more than sixty patents and patent applications for various products and manufacturing processes and is one of the few Chinese companies licensed by the U.S. Food and Drug Administration (FDA) to ship finished, sterilized products directly to the United States market. To learn more about Winner Medical, please visit Winner Medical's web site at: http://ir.winnermedical.com .

Forward-Looking Statements:

This press release contains certain statements that may include "forward-looking statements" within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. All statements, other than statements of historical fact included herein are "forward-looking statements" including statements regarding Winner Medical and its subsidiary companies' business strategy, plans and objective and statements of non-historical information. These forward-looking statements are often identified by the use of forward-looking terminology such as "believes," "expects" or similar expressions, involve known and unknown risks and uncertainties. Although Winner Medical believes that the expectations reflected in these forward-looking statements are reasonable, they do involve assumptions, risks and uncertainties, and these expectations may prove to be incorrect. You should not place undue reliance on these forward-looking statements, which speak only as of the date of this press release. Winner Medical's actual results could differ materially from those anticipated in these forward-looking statements as a result of a variety of factors, including those discussed in Winner Medical's periodic reports that are filed with and available from the Securities and Exchange Commission. All forward-looking statements attributable to Winner Medical or persons acting on its behalf are expressly qualified in their entirety by these factors. Other than as required under the securities laws, Winner Medical does not assume a duty to update these forward-looking statements.

For more information, please contact:

Company
Peng
Investor Relations Manager
Winner Medical Group Inc.
Tel:     +86-755-2806-6858
+86-755-2813-8888 x691
Email: investors@winnermedical.com
Web:   http://ir.winnermedical.com

Investors:
Scott Powell HC International, Inc.
Tel:   +1-917-721-9480
Email: scott.powell@hcinternational.net
Web:   http://www.hcinternational.net

SOURCE Winner Medical Group Inc.

Winner Medical Group Inc.
Consolidated Statements of Income and Comprehensive Income

	Three months ended December 31
	2009	2008
	(Unaudited)	(Unaudited)
	US$	US$

Net sales	29,786,805	25,730,274

Cost of sales	(20,354,958)	(19,126,878)
Gross profit	9,431,847	6,603,396

Other operating income, net	440,463	484,964
Exchange difference, net	(24,380)	(885,012)
Selling, general and administrative expenses	(5,323,719)	(4,458,526)

Income from operations	4,524,211	1,744,822
Interest income	17,872	12,516
Interest expense	(53,846)	(208,409)
Equity in earnings of 50 percent or less owned persons	(30,322)	89,876
Income before income taxes	4,457,915	1,638,805

Income taxes	(581,887)	(260,128)
Net income	3,876,028	1,378,677

Net loss attributable to non-controlling interests	44,684	96,207
Net income attributable to Winner Medical Group Inc.	3,920,712	1,474,884

Comprehensive income:
Net income	3,876,028	1,378,677
Foreign currency translation difference	(172,924)	(167,682)
Comprehensive income attributable to non-controlling interests	44,735	96,207

Comprehensive income attributable to Winner Medical Group Inc.	3,747,839	1,307,202

Net income attributable to Winner Medical Group Inc. per share
- basic	0.18	0.07
- diluted	0.17	0.07

Weighted average common stock outstanding
- basic	22,363,675	22,363,675
- diluted	22,473,167	22,417,239

Winner Medical Group Inc.
Consolidated Balance Sheets

	December 31	September 30
	2009	2009
	(Unaudited)	(Unaudited)
	US$	US$
ASSETS
Current assets:
Cash and cash equivalents	7,476,616	9,493,026
Restricted bank deposits	133,929	123,868
Accounts receivable, less allowances for doubtful accounts of US$578,831 and US$244,401 at December 31, 2009 and September 30, 2009, respectively	13,401,545	13,148,462
Amount due from an affiliated company	26,491	-
Inventories	14,974,014	14,932,740
Prepaid expenses and other receivables	5,976,808	3,614,567
Income taxes recoverable	31,638	30,910
Deferred tax assets	462,878	359,151
Total current assets	42,483,919	41,702,724
Property, plant and equipment, net	56,036,622	55,770,870
Investment in equity investees	1,893,677	1,923,956
Intangible assets, net	140,565	147,008
Non-current restricted bank deposits	34,904	34,917
Prepaid expenses and other receivables	1,780,298	1,104,344
Deferred tax assets	104,075	252,190
Total assets	102,474,060	100,936,009
LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Short-term bank loans	3,661,287	6,589,545
Accounts payable	5,412,730	4,843,404
Accrued payroll and employee benefits	2,300,876	2,072,892
Customer deposits	493,168	603,824
Other accrued liabilities	3,085,505	2,574,736
Amounts due to affiliated companies	21,137	56,349
Income taxes payable	1,237,027	1,938,941
Total current liabilities	16,211,730	18,679,691

Deferred tax liabilities	41,904	41,899
Total liabilities	16,253,634	18,721,590

Commitments and contingencies

Stockholders’ equity:
Common stock, par value $0.001 per share; authorized 247,500,000, issued and outstanding December 31, 2009 –22,363,675 shares; September 30, 2009 –22,363,675 shares	22,364	22,364
Additional paid-in capital	31,469,026	31,166,123
Retained earnings	40,802,138	36,797,172
Statutory reserves	3,343,841	3,428,095
Accumulated other comprehensive income	10,544,977	10,717,850
Total Winner Medical Group Inc stockholders’ equity	86,182,346	82,131,604
Non-controlling interests	38,080	82,815
Total equity	86,220,426	82,214,419

Total liabilities and equity	102,474,060	100,936,009